Exhibit 10.14

TAX PROTECTION AGREEMENT

This TAX PROTECTION AGREEMENT (the “Agreement”) is entered into as of January 10, 2017, by and among Colony NorthStar, Inc., a Maryland corporation (“CNI”), Colony Capital Operating Company, LLC, a Delaware limited liability company (the “Operating Partnership”), and each Protected Member identified on Schedule A, as amended from time to time (the “Protected Members,” and together with CNI and the Operating Partnership, the “Parties”).

RECITALS

WHEREAS, pursuant to the terms of the Contribution and Implementation Agreement, dated as of December 23, 2014, by and among Colony Capital Holdings, LLC, Colony Capital, LLC, Colony Capital OP Subsidiary, LLC, CCH Management Partners I, LLC, FHB Holding LLC, Richard Saltzman, CFI RE Masterco, LLC and Colony Capital, Inc. (formerly known as Colony Financial, Inc.) (“Constellation”) (the “Contribution and Implementation Agreement”), the Protected Members directly or indirectly contributed assets to the Operating Partnership, including the Protected Property (as defined below), in exchange for units in the Operating Partnership (“OP Units”);

WHEREAS, the amount by which the fair market value of each Protected Property exceeded its adjusted tax basis at the time of its contribution to the Operating Partnership (the “Original Contribution Section 704(c) Gain”) is set forth in Schedule C attached hereto;

WHEREAS, the parties to the Contribution and Implementation Agreement agreed that (i) the Operating Partnership would adhere to certain debt requirements and allocate “excess non-recourse liabilities” in the manner set forth in Section 6.3D of the Third Amended and Restated Limited Liability Company Agreement of the Operating Partnership (the “OP Agreement”) and (ii) the Operating Partnership will use the “traditional method without curative allocations” as defined in Treasury Regulations Section 1.704-3(b) with respect to certain assets contributed to the Operating Partnership;

WHEREAS, pursuant to the terms of the Agreement and Plans of Merger, dated as of June 2, 2016 (as amended from time to time, the “Merger Agreement”), Constellation, NorthStar Realty Finance Corp., a Maryland corporation (“Sirius”), NorthStar Asset Management Group Inc., a Delaware corporation (“Polaris”) and certain subsidiaries of each entity intend to effectuate a combination in a series of mergers (the “Mergers”) that qualify for non-recognition treatment under the Code and the applicable Treasury Regulations, whereby CNI and the Operating Partnership are the surviving entities; and

WHEREAS, the Parties desire to enter into this Agreement to memorialize the Parties’ agreement that the Protected Members be indemnified by the Operating Partnership for (i) the Protected Section 704(c) Gain (as defined below) allocated to such Protected Members during the Tax Protection Period as a result of a disposition (or deemed disposition) of the Protected Property or a transaction (including, without limitation, a merger) that causes the Protected Members to exchange their OP Units in a taxable transaction or in certain non-recognition transactions or (ii) the Operating Partnership’s failure to comply with certain requirements set forth below.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I - DEFINED TERMS

Capitalized terms employed herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement. Otherwise, for purposes of this Agreement the following definitions shall apply:

“Agreement” has the meaning set forth in the preamble.

“Assumed Tax Rate” means, with respect to a Protected Member who is entitled to receive a payment under Section 2.4, the highest combined statutory U.S. federal, state and local tax rate (including any surtaxes or Medicare taxes under Section 1411 of the Code) imposed on an individual resident of California, taking into account the character of the income or gain in the hands of such Protected Member for the taxable year in which such taxable income or gain is recognized that gave rise to such payment.

“Code” means the U.S. Internal Revenue Code of 1986, as amended (or any successor statute).

“Contribution and Implementation Agreement” has the meaning set forth in the Recitals.

“Gross Up Amount” has the meaning set forth in the definition of “Make Whole Amount.”

“Guaranteed Obligations” has the meaning set forth in Section 3.15.

“Guarantor” means Colony NorthStar, Inc., a Maryland corporation.

“Make Whole Amount” means, with respect to a Protected Member that is entitled to an indemnification payment pursuant to Section 2.4 of this Agreement, the sum of (i) the product of (x) the Protected Section 704(c) Gain arising from a Tax Protection Period Transfer set forth in Section 2.1(a) or Section 2.1(b) (taking into account any adjustments under Section 743 of the Code to which such Protected Member is entitled), plus any income or gain recognized as a result of a Tax Protection Period Transfer set forth in Section 2.1(c), plus any increase in the income or gain allocated to such Protected Member arising from the Operating Partnership’s failure to comply with Section 2.3(a), plus any income or gain recognized by such Protected Member as a result of the Operating Partnership’s failure to comply with Section 2.3(b) or Section 2.3(c), multiplied by (y) the Assumed Tax Rate (the “Indemnity Payment”), plus (ii) an amount equal to the combined U.S. federal, state and local income taxes (including any surtaxes or Medicare taxes under Section 1411 of the Code and calculated using the Assumed Tax Rate) imposed on such Protected Member as a result of the receipt by such Protected Member of a payment under Section 2.4 (the “Gross Up Amount”); provided, however, that the Gross Up Amount shall be computed without regard to any losses, credit, or other tax attributes that such Protected Member might have that would reduce its actual tax liability. For purposes of this Agreement, (i) any payment made to a Protected Member pursuant to this Agreement shall be treated as (x) made to an individual resident of California and (y) a “guaranteed payment” within the meaning of Section 707(c) of the Code taxable to such Protected Member at ordinary income tax rates and (ii) in the case of a merger resulting in a taxable disposition or other taxable disposition of the OP Units, the amount of gain taken into account in determining the Indemnity Payment will be the lesser of (x) the gain recognized as a result of such merger or other taxable disposition of the OP Units or (y) the amount of Protected Section 704(c) Gain that would be recognized if the Protected Property were sold in a fully taxable transaction on such date.

“Merger Agreement” has the meaning set forth in the Recitals.

“OP Units” has the meaning set forth in the Recitals.

“OP Agreement” has the meaning set forth in the Recitals.

“Original Contribution Section 704(c) Gain” has the meaning set forth in the Recitals.

“Owner” has the meaning set forth in Section 2.2(a).

“Permitted Disposition” means a sale, exchange or other disposition of OP Units (i) by a Protected Member: (a) to such Protected Member’s children, spouse or issue; (b) to a trust for such Protected Member or such Protected Member’s children, spouse or issue; (c) in the case of a trust which is a Protected Member, to one or more of its beneficiaries, whether current or remainder beneficiaries; (d) to a revocable inter vivos trust of which such Protected Member is a trustee; (e) in the case of any partnership or limited liability company which is a Protected Member, to its partners or members; and/or (f) in the case of any corporation which is a Protected Member, to its shareholders, and (ii) by a party described in clauses (a), (b), (c), (d), (e) or (f) to a partnership, limited liability company or corporation of which the only partners, members or shareholders, as applicable, are parties described in clauses (a),

(b), (c), (d), (e) or (f); provided, that for purposes of the definition of Tax Protection Period, the Protected Member selling, exchanging or disposing of its OP Units pursuant to this definition shall be treated as continuing to own any OP Units which were subject to a Permitted Disposition unless and until there has been a sale, exchange or other disposition of such OP Units by a permitted transferee which is not another Permitted Disposition.

“Person” means, an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

“Protected Member” means, (i) each Person listed on Schedule A attached hereto, as amended from time to time and (ii) any Person who holds OP Units and who acquired such OP Units from another Protected Member in a Permitted Disposition.

“Protected Property” means, (i) each asset identified on Schedule B hereto that is owned by the Operating Partnership and was contributed (directly or indirectly) to the Operating Partnership by one or more Protected Members pursuant to the Contribution and Implementation Agreement; (ii) any direct or indirect interest owned by the Operating Partnership in any entity that owns an interest in any of such assets, if the disposition of that asset would result in the recognition of Protected Section 704(c) Gain by a Protected Member; and (iii) any other property that the Operating Partnership directly or indirectly receives that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to such assets.

“Protected Section 704(c) Gain” means, the amount of income or gain that would be allocable to and recognized by a Protected Member under Section 704(c) of the Code in the event of a sale of Protected Property or any interests in such Protected Property in a fully taxable transaction, but in no event shall the Protected Section 704(c) Gain with respect to a Protected Member exceed the Original Contribution Section 704(c) amount as adjusted pursuant to the applicable Treasury Regulations under Section 704(b) and 704(c) as of the date hereof. For purposes of this definition, Protected Section 704(c) Gain shall be determined without taking into account any “reverse Section 704(c) gain” allocated to a Protected Member pursuant to Treasury Regulations Section 1.704-3(a)(6); provided, however, in the event “book-ups” or “book-downs” convert Protected Section 704(c) Gain to “reverse Section 704(c) gain” or Section 704(b) gain, then such gain shall continue to be treated as Protected Section 704(c) Gain.

“Tax Protection Period” means, the period commencing on the date the Merger Agreement was executed and expiring on the fifth (5) anniversary of the Closing;

“Tax Protection Period Transfer” has the meaning set forth in Section 2.1.

“Transfer” means, any direct or indirect sale, exchange, transfer or other disposition, whether voluntary or involuntary.

“Treasury Regulations” means, regulations promulgated by the U.S. Department of Treasury pursuant to and in respect of provisions of the Code (whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II - TAX PROTECTIONS

Section 2.1 Taxable Transfers. Subject to Section 2.2, the Operating Partnership shall indemnify the Protected Members as set forth in Section 2.4 if any of the following events occur during the Tax Protection Period (each event, a “Tax Protection Period Transfer”):

(a)	The Operating Partnership (or any entity in which the Operating Partnership holds a direct or indirect interest) causes or permits any Transfer of all or any portion of the Protected Property (including any interest in the Protected Property or in any entity owning, directly or indirectly, an interest in the Protected Property) that results in the recognition of Protected Section 704(c) Gain by a Protected Member;

(b)	The structure of the transactions contemplated by the Merger Agreement is altered in a manner that results in the recognition of Protected Section 704(c) Gain by a Protected Member as a result of the transaction as altered; or

(c)	A merger or other transaction that would convert the OP Units held by a Protected Member to cash or otherwise result in a taxable Transfer of such OP Units.

Section 2.2 Exempt Transfers. A Protected Member shall not be entitled to a Make Whole Payment pursuant to Section 2.4 with respect to a Tax Protection Period Transfer if:

(a)	The counterparty to the Tax Protection Period Transfer is the Protected Member, any direct or indirect owner of the Protected Member (an “Owner”), any immediate family member of a Protected Member or Owner, or any entity in which the Protected Member or Owner owns, directly or indirectly under constructive ownership rules of Section 318 of the Code, ten percent (10%) or more of the voting power or value. For purposes of the preceding sentence, an immediate family member includes a spouse, child, grandchild, or parent of the Protected Member or Owner.

(b)	The Tax Protection Period Transfer occurs as a result of Section 2.1(c) and such merger or other transaction provides the Protected Member (i) the ability to maintain its equity interests in a manner that does not trigger the recognition of any Protected Section 704(c) Gain or (ii) the option to roll over its investment into an equity interest regardless of whether the Protected Member chooses to maintain its equity interest as described in (i) or (ii); provided that any such merger or other transaction that maintains the Protected Member’s equity interest or offers the Protected Member the opportunity to roll over its investment must be into interests that are substantially equivalent (including, without limitation, with respect to the value, profit and loss share, distribution rights and liquidity) to the equity interests exchanged in such transaction.

(c)	The Tax Protection Period Transfer does not give rise to the recognition of Protected Section 704(c) Gain by a Protected Member in the year of such transfer or in a later year within the Tax Protection Period (a “Tax-free Exchange”) by reason of such transfer qualifying as (i) a like-kind exchange under Section 1031 of the Code, (ii) an involuntary conversion under Section 1033 of the Code or (iii) any other transaction (including, but not limited to, a contribution of the Protected Property to any entity in a transaction qualifying for non-recognition of gain under Sections 721 or 351 of the Code, or a merger or consolidation of the Operating Partnership with another entity that qualifies as a partnership for U.S. federal income tax purposes); provided, however, that:

(i)	In the event of a disposition under Section 1031 or Section 1033 of the Code, any property that is acquired in exchange for or as a replacement for the Protected Property shall thereafter be considered Protected Property;

(ii)	in the case of a “like-kind exchange” under Section 1031 of the Code, if such exchange is with a “related party” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related party of the Protected Property or any other transaction prior to the expiration of the two (2) year period following such exchange that would cause Section 1031(f)(1) of the Code to apply with respect to such Protected Property (including by reason of the application of Section 1031(f)(4) of the Code) shall be considered a Tax Protection Period Transfer under Section 2.1(a) of this Agreement by the Operating Partnership;

(iii)	if the Protected Property is transferred to another Person in a transaction in which gain or loss is not recognized, the direct and indirect interest of the Operating Partnership in such Person received in the exchange for the Protected Property pursuant to such transaction shall thereafter be considered Protected Property, and if the acquiring Person’s disposition of the Protected Property would result in the recognition of taxable income or gain by a Protected Member with respect to the Protected Property under Section 704(c) of the Code, the transferred Protected Property still shall be considered Protected Property; and

(iv)	if the Operating Partnership directly or indirectly receives any property that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a Protected Property (including, without limitation, a Protected Property by reason of clause (iii) above), such substituted basis property shall thereafter be considered a Protected Property.

Section 2.3 Obligations of Operating Partnership. Throughout the Tax Protection Period:

(a)	the Operating Partnership shall use the “traditional method” described in Treasury Regulations Section 1.704-3(b) without the use of “curative allocations” described in Treasury Regulations Section 1.704-3(c);

(b)	the Operating Partnership shall maintain debt and allocate “excess non-recourse liabilities” in the manner set forth in Section 6.3D of the OP Agreement; and

(c)	Section 6.3D of the OP Agreement shall not be amended without the consent of each of the Protected Members.

Section 2.4 Indemnification.

(a)	Subject to Section 2.4(b), each Protected Member shall receive from the Operating Partnership an amount of cash equal to the Make Whole Amount if, during the Tax Protection Period:

(i)	Subject to Section 2.2, a Tax Protection Period Transfer occurs; or

(ii)	the Operating Partnership fails to comply with Section 2.3(a), Section 2.3(b) or Section 2.3(c).

(b)	For the avoidance of doubt, Protected Section 704(c) Gain recognized as a result of an exchange by a Protected Member of its OP Units for shares in CNI or cash, as determined by CNI, which occurs at the election of such Protected Member shall not give rise to a payment under this Agreement.

Section 2.5 Process for Determining Damages. If any Party receives a notice pursuant to Section 2.7 hereunder, the Operating Partnership and the Protected Members agree to negotiate in good faith to resolve any disagreements regarding any Tax Protection Period Transfer or any breach or violation of any covenant set forth in Article II and the amount of damages, if any, payable to such Protected Member under Section 2.4. If any such disagreement cannot be resolved by the Operating Partnership and such Protected Member within sixty (60) days after notice is provided under Section 2.7 hereunder, then:

(a)	to the extent that the disagreement relates solely to the computation of the amount of a payment due hereunder, the Operating Partnership and the Protected Members agree to jointly retain a nationally recognized independent public accounting firm (an “Accounting Firm”) to act as an arbitrator to resolve such computational disagreement as expeditiously as possible. All computational determinations made by the Accounting Firm pursuant to this Section 2.5(a) shall be final, conclusive and binding on the Operating Partnership and the Protected Member. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Operating Partnership and the Protected Member, provided that if the amount determined by the Accounting Firm to be owed by the Operating Partnership to the Protected Member is more than five percent (5%) higher than the amount proposed by the Operating Partnership to be owed to such Protected Member prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Operating Partnership and if the amount determined by the Accounting Firm to be owed by the Operating Partnership to the Protected Member is more than five percent (5%) less than the amount proposed by the Operating Partnership to be owed to such Protected Member prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Protected Member; and

(b)	with respect to all points of disagreement, any controversy, dispute or claim under, arising out of, in connection with or in relation to this Agreement that are not addressed in Section 2.5(a), including without limitation the negotiation, execution, interpretation, construction, coverage, scope, performance, non-performance, breach, damages, computations of the amount of a payment due hereunder (provided such computation is not the sole item in dispute), termination, validity or enforceability of this Agreement (“Dispute”), will be finally settled, at the request of any party, by binding arbitration conducted in accordance with this Section 2.5(b) and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”). The arbitration shall be held in New York, New York before a panel of three neutral and impartial arbitrators, one of whom will be selected by the Operating Partnership, the second of whom will be selected by the Protected Member, within thirty (30) days of receipt by respondent(s) of the demand for arbitration. The third arbitrator, who will chair the arbitral tribunal, will be selected by the other two arbitrators within thirty (30) days of the appointment of the second arbitrator. If any party fails to timely appoint an arbitrator, or if the two party-appointed arbitrators fail to timely agree on a third arbitrator, on the request of any party such arbitrator shall be appointed by the AAA in accordance with the listing, ranking and striking procedure in the Rules. Decisions of the tribunal will be made by not less than a majority of the arbitrators comprising such tribunal. The arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.). The award shall be final and binding upon the parties to the maximum extent permitted by law and shall be the sole and exclusive remedy between the parties regarding any claims, counter-claims, issues or accounting submitted to the arbitral tribunal. Arbitration under this Section 2.5(b) will be conducted in accordance with the following provisions:

(i)	The arbitration will be conducted in accordance with rules of procedure adopted by the arbitrators to allow the parties to the Dispute to present evidence and argument to the arbitrators;

(ii)	Except as may be otherwise provided in this Agreement, the statutes of limitations of the State of New York applicable to the commencement of a lawsuit will apply to the commencement of an arbitration hereunder;

(iii)	Upon the request of any party, the arbitrators shall order such discovery (including third-party discovery) as the arbitrators determine to be reasonable under the circumstances. The arbitrators will, however, impose reasonable schedules and deadlines to ensure that discovery is conducted and concluded on a timely basis and may impose sanctions on any party for abuse or delay of discovery;

(iv)	The arbitrators will, in all cases, as promptly as possible hold hearings and reach a final determination with regard to the Dispute. A determination and award of damages (if any) of the majority of the arbitrators, will be conclusive and binding upon the parties to the maximum extent permitted by law. Such award shall be in writing, and shall state the findings of fact and conclusions of law on which it is based. Judgment upon any award rendered by the arbitrators shall be final and binding on the parties and may be enforced by any court having jurisdiction thereof; and

(v)	By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies or order the parties to request that a court modify or vacate any temporary or preliminary relief issued by a such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

Section 2.6 Courts. Each party unconditionally and irrevocably agrees to submit to the exclusive jurisdiction of the state and Federal courts located in the State of New York, County of New York (the “New York Courts”), for the purpose of any proceedings in aid of arbitration and for pre-arbitral attachment or injunction, and to the non-exclusive jurisdiction of the New York Courts for proceedings arising out of or relating to the enforcement of any award or decision of the arbitrators duly appointed under this Agreement. Each party unconditionally and irrevocably waives any objections which they may have now or in the future to such jurisdiction including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum. Each party further agrees that any service of process or summons in connection with any such dispute, litigation, action or proceeding may be served on it by mailing a copy of such process or summons to it by registered mail return receipt requested or by receipted courier service at its address set forth and in the manner provided in Section 3.2, with such service deemed effective on proof of receipt. Each party to this Agreement irrevocably waives the right to a trial by jury in any proceeding in relation to any Dispute, and agrees to take any and all action necessary or appropriate to affect such waiver.

Section 2.7 Required Notices; Time for Payment. In the event that a Party knows or has reason to believe that there has been a Tax Protection Period Transfer or a breach or violation of any covenant set forth in Article II, such Party shall provide to the other Party notice of such Tax Protection Period Transfer or of the transaction or event giving rise to such breach or violation of such covenant not later than thirty (30) days after becoming aware of such Tax Protection Period Transfer or breach or violation of such covenant, provided that the failure to provide such notice shall not preclude a Protected Member from being entitled to indemnification pursuant to this Agreement. As soon as reasonably practicable after such notice has been provided by either Party, but in no event more than thirty (30) days after such notice has been provided, the Operating Partnership shall be obligated to provide each Protected Member with (i) a detailed calculation of the amount of such Protected Member’s damage payment as determined under this Article II, and (ii) such evidence or verification as such Protected Member may reasonably require as to the items necessary to confirm the calculation of such amount. For purposes of the preceding sentence, in the event that a Protected Member provides notice to the Operating Partnership claiming that a Tax Protection Period Transfer or a breach or violation of any covenant set forth in Article II has occurred and the Operating Partnership disagrees with such claim, the Operating Partnership shall assume that the claim(s) made by such Protected Member is correct and shall timely provide each Protected Member with the information stated in (i) and (ii) of the preceding sentence based on such assumption. All payments required under this Article II to any Protected Member shall be made in immediately available funds to such Protected Member on or before April 15 of the year following the year in which the event giving rise to such payment took place; provided that, if the Protected Member is required to make estimated tax payments that would include any income or gain from such event, the Operating Partnership shall make a payment in immediately available funds to the Protected Member on or before five (5) days before the due date for such estimated tax payment and such payment from the Operating Partnership shall be in an amount that corresponds to the amount of the estimated tax being paid by such Protected Member at such time. In the event of a payment required after the date required pursuant to this Section 2.7, interest shall accrue on the aggregate amount required to be paid from such date to the date of actual payment at a rate equal to the “prime rate” of interest plus 4%, with the prime rate as published in the Wall Street Journal (or if no longer published there, as announced by Citibank) effective as of the date the payment is required to be made. In addition, if such late payment results in late tax payment penalties (excluding interest) for such Protected Member, the payment shall include reimbursement for such penalties plus an amount equal to the aggregate U.S. federal, state, and local tax on income or Medicare taxes (including Section 1411 of the Code) payable by the Protected Member as a result of the receipt of any payment under this sentence.

ARTICLE III - GENERAL PROVISIONS

Section 3.1 Assignment and Assumption of Agreement. In the event of a merger or consolidation involving the Operating Partnership (or any subsidiary), the successor partnership shall have agreed in writing for the benefit of the Protected Members that all of the restrictions of this Agreement shall continue to apply with respect to the Protected Property.

Section 3.2 Notices. All notices, demands, declarations, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement shall be given in the same manner as in the OP Agreement.

Section 3.3 Titles and Captions. All Article or Section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 3.4 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 3.5 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 3.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 3.7 Creditors. Other than as expressly set forth herein, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Operating Partnership.

Section 3.8 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any covenant, duty, agreement or condition.

Section 3.9 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 3.10 Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, without reference to the principles of conflicts of law.

Section 3.11 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of other remaining provisions contained herein shall not be affected thereby.

Section 3.12 Entire Agreement. This Agreement contains the entire understanding and agreement among the Parties with respect to the subject matter hereof and amends, restates and supersedes the OP Agreement and any other prior written or oral understandings or agreements among them with respect thereto.

Section 3.13 Tax Advice and Cooperation. Each party hereto acknowledges and agrees that it has not received and is not relying upon tax advice from any other party hereto, and that it has and will continue to consult its own tax advisors. Each party hereto agrees to cooperate to the extent reasonably requested by any other party in connection with the filing of any tax returns or any audit, litigation or other proceeding related to taxes associated with the matters described herein, such cooperation shall include the retention and, upon request, provision of records and information that are relevant to such matters, and making employees available on a mutually convenient basis to provide such additional information as may reasonably be requested.

Section 3.14 Guaranteed Obligations. Guarantor, jointly and severally hereby absolutely and unconditionally guarantees and agrees to be liable for the full and indefeasible payment and performance when due of the following (all of which are collectively referred to herein as the “Guaranteed Obligations”): (i) all obligations, liabilities and indebtedness of any kind, nature and description owed by the Operating Partnership, whether now existing or hereafter arising, under this Agreement; and (ii) all expenses (including, without limitation, attorneys’ fees and legal expenses) incurred by a Protected Member in connection with the collection, enforcement and defense of the rights of such Protected Member under this Agreement. This Section 3.14 is a guarantee of payment and performance and not of collection. Guarantor agrees that a Protected Member need not attempt to collect any Guaranteed Obligations from the Operating Partnership or any other person, but may require Guarantor to make immediate payment of all of the Guaranteed Obligations to the Protected Member when due, whether by maturity, acceleration or otherwise, or at any time thereafter. This Section 3.14 is a primary and original obligation of Guarantor, is not merely the creation of a surety relationship, and is an absolute, unconditional, and continuing Guarantee of payment and performance which shall remain in full force and effect without respect to future changes in conditions. Guarantor agrees that (i) the obligations of Guarantor hereunder are independent of the obligations of the Operating Partnership, and (ii) that a separate action may be brought against Guarantor, whether such action is brought against the Operating Partnership or whether the Operating Partnership is joined in such action. Guarantor agrees that its liability hereunder shall be immediate and shall not be contingent upon the exercise or enforcement by a Protected Member of whatever remedies they may have against the Operating Partnership. Guarantor agrees that any release which may be given by a Protected Member to the Operating Partnership shall not release Guarantor.

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This Tax Protection Agreement has been executed by the parties hereto as of the date first written above.

COLONY NORTHSTAR, INC.

By:	/s/ Mark M. Hedstrom
Name: Mark M. Hedstrom
Title: Chief Operating Officer

COLONY CAPITAL OPERATING COMPANY, LLC

By:	/s/ Mark M. Hedstrom
Name: Mark M. Hedstrom
Title: Vice President

COLONY CAPITAL, LLC

By:	/s/ Mark M. Hedstrom
Name: Mark M. Hedstrom
Title: Vice President

CCH MANAGEMENT PARTNERS I, LLC
By: Colony Capital Holdings, LLC, its managing member

By:	/s/ Thomas J. Barrack, Jr.
Name: Thomas J. Barrack, Jr.
Title: Managing Member

FHB HOLDING LLC

By:	/s/ Henry G. Brauer
Name: Henry G. Brauer
Title: Authorized Signatory

[Signature Page to Tax Protection Agreement]

RICHARD B. SALTZMAN

By:	/s/ Richard B. Saltzman

[Signature Page to Tax Protection Agreement]

SCHEDULE A

PROTECTED MEMBERS

1.	Colony Capital LLC

2.	CCH Management Partners I, LLC

3.	FHB Holding LLC

4.	Richard B. Saltzman

SCHEDULE B

PROTECTED PROPERTY

1.	Airplane

2.	Tax Goodwill

3.	Going-Concern Value

SCHEDULE C

ORIGINAL CONTRIBUTION SECTION 704(c) GAIN

	Airplane	Goodwill / Going Concern Value	Total
Colony Capital LLC	30,462,875	573,335,308	603,798,183
CCH Management Partners I, LLC		24,061,601	24,061,601
FHB Holding LLC		28,337,863	28,337,863
Richard B. Saltzman		11,835,145	11,835,145